Exhibit 10.5
ADVANCED BIOENERGY
Richard Peterson
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          This Second Amended and Restated Employment Agreement (this “Agreement”) is entered into on May 11, 2011 by and between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and Richard Peterson, a resident of Minnesota (“Employee”).
Background
          A. The Company, which was formed in early 2005, currently owns and operates dry mill corn-based ethanol plants throughout the Midwest.
          B. Employee’s employment with the Company commenced on November 13, 2006. Employee was previously employed by the Company as its Vice President of Accounting and Finance, and Chief Financial Officer, and is currently employed by the Company as its Chief Executive Officer.
          C. The Company and Employee are parties to an Amended and Restated Employment Agreement dated December 11, 2007 (the “Prior Amended Agreement”), which the parties desire to amend and restate in its entirely as set forth in this Agreement.
          D. It is desirable and in the best interests of the Company to provide inducement for Employee (1) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company.
          E. The parties agree that it is in their mutual best interests to modify, amend and clarify the terms and conditions of the Prior Amended Agreement, as set forth in this Agreement.
          F. In consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, the Company and Employee, intending to be legally bound, agree as follows.
AGREEMENT
1.	Employment. Subject to all terms and conditions hereof, the Company will employ Employee, and Employee will continue to serve the Company and perform services for the Company, until Employee’s employment terminates under Section 11.
2.	Position and Duties.
(a)	Position with the Company. (“Position”) Employee will continue to serve as Chief Executive Officer, and will continue to perform such duties and responsibilities as the Company’s Board of Directors (“Board”) may assign to Employee from time to time.

(b)	Performance of Duties and Responsibilities. Employee will serve the Company faithfully and to the best of Employee’s ability and will devote Employee’s full time, attention and efforts to the business of the Company during Employee’s employment. Employee will report to the Board. During Employee’s employment hereunder, Employee will not accept other employment or engage in other material business activity, except as approved in writing by the Board.

(c)	Prior Commitments. Employee hereby represents and warrants that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling the duties and responsibilities as set forth in this Agreement. Employee has previously provided copies to the Company of any employment agreements, non-competition agreements or other agreements that Employee previously signed that might arguably restrict Employee’s right to work for the Company, the services that Employee may provide to the Company, or the information that Employee may disclose to the Company or use in the course and scope of his employment with the Company.
3.	Compensation.
(a)	Base Salary. The Company will pay to Employee an annual base salary of $285,000 effective as of October 1, 2010, less deductions and withholdings, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures. During each year after the first year of Employee’s employment hereunder, the Board may review and may adjust Employee’s base salary in its sole discretion.

(b)	Employee Benefits. While Employee is employed by the Company hereunder, Employee will be entitled to participate in all employee benefit plans and programs of the Company to the extent that Employee meets the eligibility requirements for each individual plan or program. These benefit plans and programs currently include a 401 (k) plan and medical, life and disability insurance programs. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.

(c)	Expenses. The Company will reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of the duties and responsibilities hereunder, subject to Employee’s providing receipts and complying with the Company’s normal policies and procedures for expense verification and documentation; provided, however, that Employee shall submit verification of expenses within 30 days after the date the expense was incurred; and the Company shall reimburse Employee for such expenses eligible for reimbursement within 30 days thereafter. The right to reimbursement hereunder is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

(d)	Vacation. Employee will receive fifteen business days paid vacation time off, such time to be taken with the approval of the Board at such times so as not to disrupt the operations of the Company.

(e)	Automobile Allowance. While employed by the Company hereunder, the Company shall provide employee with a vehicle classified as E-85 and will reimburse all cost incurred in the use of that automobile for business or personal purposes, including without limitation the costs of insuring, maintaining and operating the automobile; provided, however, that Employee shall submit verification of expenses within 30 days after the date the expense was incurred, and the Company shall reimburse Employee for such expenses eligible for reimbursement within 30 days thereafter. The right to reimbursement hereunder is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Such automobile plan will be structured within IRS requirements for personal use of a Company vehicle. In addition to complying with the Company’s Substance Abuse Policy and Testing Program, Employee shall never drive the vehicle while impaired by or under the influence of alcohol or illegal drugs.

(f)	Annual Performance Bonus. For each complete fiscal year that Employee is employed by the Company, Employee shall be eligible for an annual bonus in an amount up to 37% of Employee’s base salary during such fiscal year. Employee’s eligibility for any such bonus, and the amount of any such bonus that is paid, shall be based upon and subject to reasonable criteria established by the Board or a committee of the Board. Any bonus earned by Employee for a fiscal year shall be payable to Employee no later than 60 days following the fiscal year for which the bonus was earned.
4.	Affiliated Entities. As used in this Agreement, “Affiliates” includes the Company and each corporation, partnership, LLC or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

5.	Confidential Information. Except as permitted by the Company, Employee will not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Employee has acquired or will acquire about the Company or its Affiliates, whether developed by Employee or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates. Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality will not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (ii) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process.

6.	Ventures. If, during Employee’s employment with the Company, Employee is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture belong to the Company. Except as approved in writing by the Board, Employee will not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Employee may have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

7.	Non-Competition and Non-Solicitation Agreements.
(a)	Agreement Not to Compete. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, engage in any business, in the area within a 100-mile radius of the Company’s headquarters or any of the Company’s ethanol plants or prospective ethanol plants, relating to the design, development, construction or operation of an ethanol plant. For purposes of this Section, Employee agrees not to engage in any such activity as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, agent or otherwise. Ownership by Employee, as a passive investment, of less than

1.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market will not constitute a breach of this Section 7(a).

(b)	Agreement Not to Solicit or Hire Away Employees. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without Cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, hire, engage or solicit any person who is then an employee of the Company or who was an employee of the Company at any time during the twelve-month period immediately preceding Employee’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(c)	Agreement Not to Solicit Customers and Other Business Relations. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without Cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(d)	Acknowledgment. Employee hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Employee will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefore.

(e)	Blue Pencil Doctrine. If the duration of, the scope of, or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Employee hereby acknowledges that this Section 7 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

8.	Patents, Copyrights and Related Matters.
(a)	Disclosure and Assignment. Employee agrees to immediately disclose to the Company any and all improvements and inventions that Employee has conceived or reduced to practice individually or jointly with others since Employee began his employment with the Company or that Employee may conceive or reduce to practice individually or jointly with others while Employee is employed with the Company or any of its Affiliates. Any such improvements and inventions will be the sole and exclusive property of the Company and Employee shall immediately assign, transfer and set over to the Company Employee’s entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Employee, Employee will sign any and all instruments deemed necessary by the Company for patent protection of such inventions. Employee acknowledges that the assignment provisions of this Section 8(a) are written to be in accordance with and shall be interpreted consistent with Minnesota Statute Section 181.78, and therefore Employee’s assignment of inventions under this Section 8(a) does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and (1) which does not relate (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for the Company.

(b)	Copyrightable Material. All right, title and interest in all copyrightable material that Employee shall conceives or originates individually or jointly with others, and that arises in connection with Employee’s services hereunder or knowledge of confidential and proprietary information of the Company, will be the property of the Company and are hereby assigned by Employee to the Company or its Affiliates, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Employee relating to the Company or its Affiliates and arising out of Employee’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.
9.	Return of Records and Property. Upon termination of Employee’s employment or at any time upon the Company’s request, Employee will promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in Employee’s possession or under Employee’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

10.	Remedies. Employee acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. In the event that a court of competent jurisdiction concludes that Employee has violated Employee’s obligations under paragraphs 5, 6, 7, 8 or 9 of this Agreement, Employee shall also be liable to the Company for the reasonable costs and attorneys’ fees that it incurs in any legal action in which it enforces its legal rights under those paragraphs.

11.	Termination of Employment. The Employee’s employment with the Company will terminate immediately upon:
(a)	Employee’s receipt of written notice from the Company of the termination of Employee’s employment, effective as of the date indicated in such notice;

(b)	The Company’s receipt of Employee’s written resignation from the Company, effective as of the date indicated in such resignation or Employee’s abandonment of his employment;

(c)	Employee’s Disability (as defined below); or

(d)	Employee’s death.
The date upon which Employee’s termination of employment with the Company occurs is the “Termination Date.” For purposes of Section 12 of this Agreement only, with respect to timing of any payments thereunder, the “Termination Date” shall mean the date on which a “separation from service” has occurred for purposes of section 409A of the Internal Revenue Code, and the regulations and guidance thereunder (the “Code”).

“Disability” means the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period. Notwithstanding any other provision of this Agreement, the termination of Employee’s employment does not terminate Employee’s other obligations under this Agreement.

12.	Payments upon Termination of Employment.
(a)	Payments Upon Termination Without Cause Or Resignation For Good Reason. If Employee’s employment with the Company is terminated by the Company for any reason other than for “Cause” (as defined below), including without limitation termination of Employee’s employment in connection with a Change in Control (as defined in Appendix A hereof), or by Employee as a result of his resignation for “Good Reason” (as defined below) such that Employee’s Termination Date occurs within twenty-four (24) months after the occurrence of the condition which is the basis for the termination of the Employee without Cause, the Good Reason resignation by Employee or the termination of Employee’s employment in connection with a Change in Control, then, in addition to the Company paying Employee his base salary through the Termination Date, Employee shall in such case receive from Company the following severance pay and benefits.
(1)	The Company will pay Employee severance pay in an aggregate amount equal to fifty two weeks of Employee’s weekly base salary amount immediately prior to the Termination Date, payable over one year in equal installments in accordance with the Company’s regular payroll practices, with the first payment beginning no earlier than the expiration of all applicable rescission periods provided by law and no later than forty-five (45) calendar days following the Termination Date; provided that if the 45 day period begins in one taxable year and ends in a second taxable year, the Company will begin payment in the second taxable year.

(2)	The Company will pay Employee a pro rata portion (based on the portion of the fiscal year Employee provided services to the Company) of any annual performance bonus pursuant to Section 3(e) that would have been payable to Employee if he had remained employed by the Company for the fiscal year in which the Termination Date occurs, based on actual Company performance for such fiscal year. Such payment shall be made in the same manner and at the same time that annual incentive bonus payments are made to current executive officers of the Company, but no earlier than the expiration of all applicable rescission periods provided by law and no later than the date 2-1/2 months following the end of the fiscal year.

(3)	Provided Employee is eligible for and takes all steps necessary to continue his and his family’s then-applicable health, dental, disability and life insurance coverage with the Company following the Termination Date, the Company will continue to provide such coverage under the same terms and conditions as then made available to other Company employees and their families (the employer- and employee-portions being the same as for then-current Company employees) for up to one year following the Termination Date. The Company shall be entitled to cease providing any health, dental, disability, or life insurance benefits prior to one year after the Termination Date if Employee becomes eligible for group health, dental, disability or life insurance coverage (as applicable) from any other employer. Once Employee has become eligible for comparable group health, dental, disability or life insurance coverage from any other such employer, Employee shall promptly and fully disclose this fact to the Company in writing and shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Employee’s failure or unwillingness to make such disclosure.
(b)	If the Employee is terminated by the Company or its successor without Cause or the Employee resigns for Good Reason prior to June 18, 2012, then in addition to the severance pay and benefits payable to Employee pursuant to Section 12(a)(l), (2) and (3), Employee shall receive severance pay in an aggregate amount equal to fifty two weeks of Employee’s weekly base salary amount immediately prior to the Termination Date payable in equal installments in accordance with the Company’s or its successor’s regular payroll practices, beginning on the first payroll date following the last severance payment made pursuant to Section 12(a)(l) above.

(c)	If a Change in Control occurs and Employee’s employment is terminated by the Company without Cause, then in addition to the severance pay and benefits payable to Employee pursuant to Section 12(a)(1), (2) and (3), and provided that the Termination Date occurs during a period beginning the earlier of (1) the date the Company signs a letter of intent regarding the Change in Control transaction or (2) 120 days prior to the consummation of the Change in Control, and ending on the day immediately prior to the date of the Change of Control, Employee shall receive severance pay in an aggregate amount equal to fifty two weeks of Employee’s weekly base salary amount immediately prior to the Termination Date payable in equal installments in accordance with the Company’s regular payroll practices, beginning on the first payroll date following the last severance payment made pursuant to Section 12(a)(1) above.

(d)	If a Change in Control occurs and Employee’s employment with the Company or its successor is terminated by the Company or its successor without Cause or by Employee for Good Reason then, in addition to the severance pay and benefits payable to Employee pursuant to Section 12(a)(l), (2) and (3), and provided that the Termination Date occurs (1) during the period starting on the date of consummation of the Change in Control transaction and ending two years after consummation of the Change in Control transaction in respect of termination by Company or its successor, or (2) by Employee as a result of Employee’s resignation for Good Reason during the period beginning 90 days after the closing of the Change in Control transaction and ending on the date two years after consummation of the Change in Control transaction, then Employee shall receive severance pay in an aggregate amount equal to fifty two weeks of Employee’s weekly base salary amount immediately prior to the Termination Date, payable in equal installments in accordance with the Company’s regular payroll practices, beginning on the first payroll date following the last severance payment made pursuant to Section 12(a)(l) above.

(e)	Wages Due. If Employee’s employment with the Company is terminated by reason of (1) Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason other than for Good Reason; (2) termination of Employee’s employment by the Company for Cause; or (3) Employee’s Disability or death, then the Company will pay to Employee, Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base salary through the Termination Date and shall have no obligation to provide any severance pay or benefits under this Agreement to Employee.

(f)	Limitations on Severance Pay.
(1)	The Company will not be obligated to make any payments or provide any benefits under this Section 12 if Employee’s employment with the Company is terminated by the Company in connection with a Change in Control and the Employee rejects an offer of employment in the Minneapolis, Minnesota metropolitan area from any successor in interest of the Company in respect of the Change in Control on terms that are comparable to those provided for by this Agreement.

(2)	Notwithstanding anything to the contrary herein provided, if Employee becomes eligible to receive severance payments pursuant to Section 12(a)(1) above and also becomes eligible to receive severance payments pursuant to either Section 12(b), 12(c) or 12(d) above, then the total amount of severance payable under Section 12(a)(1) combined with severance payable under Section 12(b), 12(c) or 12(d) may not exceed the lesser of two times (A) the limit of compensation set forth in section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs, or (B) Employee’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not separated from service).

(3)	In the event that any severance payable under Section 12(a)(1) combined with severance payable under Section 12(b), 12(c) or 12(d) is limited by Section 12(f)(2) above, then the Company will also pay Employee a lump sum payment equal to the difference between the severance that would otherwise be payable under Section 12(a)(1) combined with severance payable under Section 12(b), 12(c) or 12(d) and the amount payable as a result of the limitation imposed under Section 12(f)(2) above. Such payment shall be paid to Employee in a lump sum on the Company’s first regular payroll date after expiration of all applicable rescission periods provided by law but in no event no later than forty-five (45) calendar days following the Termination Date; provided that if the 45 day period begins in one taxable year and ends in a second taxable year, the Company will make payment only in the second taxable year.

(4)	Notwithstanding the foregoing provisions of this Section 12, the obligation of the Company to make any of the termination payments to Employee under Sections 12(a), 12(b), 12(c), 12(d), 12(f)(2) or 12(f)(3) of this Agreement is contingent upon Employee’s execution of a full and valid release of claims arising out of his employment or the termination of that employment in favor of the Company, its officers, directors, agents, employees, successors, assigns and affiliates. Execution of such a release and the expiration of any applicable rescission period, following such execution, is a condition precedent to the Company’s obligation to make any of the termination payments set forth in this Agreement.

(5)	If the payment of the employee’s portion of premiums under Section 12(a)(3) would be discriminatory under the Patriot Protection and Affordable Care Act, then in lieu of such payment, the Company shall pay, in addition to the amount in Section 12(f)(3) an after-tax amount equal to the present value of the full amount of premium payments otherwise due.
(g)	If, as of the Termination Date, Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, and if any payments that Employee is entitled to receive hereunder may not be made at the time contemplated by the terms of this Agreement without causing Employee to be subject to the additional tax imposed by Section 409A of the Code, then any such payments under this Agreement that would have been paid during the period six months after Termination Date shall be held and paid in a lump sum on the first day of the seventh month following the Termination Date (without interest or earnings). Such deferral, if any, shall have no effect on any payments scheduled following the period six months after the Termination Date.

(h)	For purposes of this Agreement, “Cause” shall mean:
(1)	an act of dishonesty undertaken by Employee and intended to result in personal gain or enrichment of Employee or another at the expense of the Company or its Affiliates;

(2)	unlawful conduct or gross misconduct by Employee, whether on the job or off the job, that, in either event, is publicly detrimental to the reputation or goodwill of the Company;

(3)	the conviction of Employee of a felony, or Employee’s entry of a no contest or nolo contendre plea to a felony;

(4)	persistent failure of Employee to perform Employee’s material duties and responsibilities hereunder or to meet reasonable performance objectives set by the Board, as applicable, from time to time, which failure is willful and deliberate on Employee’s part and has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company;

(5)	willful and deliberate breach by Employee of his fiduciary obligations as an officer or director of the Company; or

(6)	material breach of any terms or conditions of this Agreement by Employee which breach has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company.
For the purposes of this Section 12(h), no act or failure to act on Employee’s part shall be considered “dishonest,” “willful” or “deliberate” unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.
(i)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions without Employee’s consent, provided that Employee has first given written notice to the Company of the existence of the condition within 90 days of the occurrence of such condition which is the basis for Good Reason termination by Employee, and the Company has failed to remedy the condition within 30 days thereafter:
(1)	a material reduction in the duties, responsibilities, or authority of Employee, whether such reduction is initiated by Company or any successor in interest (except in connection with the termination of Employee’s employment for Cause);

(2)	A material reduction in the duties, responsibilities, or authority of the Board;

(3)	any reduction in Employee’s base salary or failure to pay Employee any base salary or bonus to which he is entitled under this Agreement;

(4)	any material breach by the Company of its obligations under this Agreement;

(5)	requiring Employee to be principally based at any office or location more than 50 miles from Minneapolis, Minnesota (other than for normal travel in connection with Employee’s performance of responsibilities hereunder); or

(6)	the failure of the Company to assign this Agreement to a successor pursuant to Section 13(g), or failure of such successor to explicitly assume and agree to be bound by this Agreement.
13.	Miscellaneous.
(a)	Tax Matters. Employee acknowledges that the Company shall deduct from any compensation payable to Employee or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law. This Agreement is intended to be exempt from, or to satisfy, the requirements of Code Sections 409A(a)(2), (3) and (4), and regulations interpreting such provisions, and it should be interpreted accordingly.

(b)	Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota,

(c)	Jurisdiction and Venue. Employee and the Company consent to the jurisdiction of the federal and state courts located in the State of Minnesota for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement.

(d)	Entire Agreement. This Agreement contains the entire agreement of the parties relating to Employee’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, including without limitation the Prior Amended

Agreement, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(e)	Amendments. No amendment or modification of this Agreement will be deemed effective unless made in writing and executed by the Employee and the Chairman of the Board.

(f)	No Waiver. No term or condition of this Agreement will be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)	Assignment. This Agreement is not assignable, in whole or in part, by Employee. The Company’s rights and obligations under this Agreement may be assigned by the Company (1) to an Affiliate or (2) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its interest in the Company or any operating facility or facilities. After any such assignment by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 13.

(h)	Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument

(i)	Severability. Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(j)	Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.
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SIGNATURES
Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

Advanced BioEnergy LLC

Date: May 9, 2011	By: /s/ John Lovegrove

Its: Chairman of the Board

EMPLOYEE

Date: May 11, 2011	By: /s/ Richard Peterson

Richard Peterson

Appendix A
“Change in Control” for purposes of this Second Amended and Restated Employment Agreement shall mean the occurrence of any one or more of the following:
     (1) the acquisition, during any 12 consecutive month period that ends subsequent to the date of this Agreement (“Effective Date”), by any “person” (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Acquirer”) of ownership (determined taking into account the ownership attribution rules of Section 318(a) of the Code) of membership interests of the Company possessing 30% or more of the total voting power of the then outstanding membership interests of the Company; provided that for purposes of this paragraph (1):
          (a) any membership interests of the Company owned by the Acquirer prior to the start of the applicable 12 consecutive month period shall not be counted toward the 30% threshold specified above; and
          (b) an acquisition shall not constitute a Change in Control pursuant to this paragraph (1) if: (i) prior to the acquisition, the Acquirer owns membership interests of the Company possessing more than 50% of the total fair market value or total voting power of the then outstanding membership interests of the Company; (ii) the acquisition is by the Company or a subsidiary of the Company; (iii) the acquisition is by an employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries; (iv) the acquisition is by the Employee or any group that includes the Employee; or (v) the acquisition is by a surviving or acquiring entity in connection with a Business Combination described in clause (4)(a) below;
     (2) the acquisition by an Acquirer of membership interests of the Company that, together with membership interests already held by such Acquirer, constitutes more than 50% of the total fair market value or total voting power of the membership interests of the Company, other than an acquisition by an Acquirer who, prior to the acquisition, owned more than 50% of the total fair market value or total voting power of the membership interests of the Company;
     (3) the replacement, during any 12 consecutive month period that ends subsequent to the Effective Date, of a majority of the members of the Board with members whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;
     (4) the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange or a similar business combination involving the Company (each, a “Business Combination”) which, subsequent to the Effective Date, has been approved by the unit holders of the Company, other than (a) a Business Combination where the holders of membership interests of the Company immediately before the Business Combination own, directly or indirectly, 65% or more of the total voting power of all the outstanding equity securities of the surviving or acquiring entity resulting from such Business Combination, or (b) a Business Combination where the Employee or a group that includes the Employee owns, directly or indirectly, 30% or more of the total value or voting power of all the outstanding

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equity interests of the surviving or acquiring entity resulting from such Business Combination; or
     (5) the acquisition, during any 12 consecutive month period that ends subsequent to the Effective Date, by an Acquirer of assets of the Company with a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to the acquisition, other than an acquisition (a) by a holder of membership interests in the Company immediately prior to such acquisition in exchange for its Company membership interests, (b) by an entity 65% or more of the total voting power of which is owned, directly or indirectly, by the Company, (c) by a person or group (within the meaning of 26 CFR § 1.409A-3(i)(5)(vii)(C)) that owns, directly or indirectly, 65% or more of the total voting power of all outstanding membership interests of the Company, (d) by an entity 65% or more of the total voting power of which is owned, directly or indirectly, by a person or group described in the immediately preceding clause (c), or (e) by a corporation or other entity 30% or more of the total value or voting power of which is owned, directly or indirectly, by the Employee or a group that includes the Employee.

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